                                                                    Exhibit 10.1

                    SEPARATION AGREEMENT AND GENERAL RELEASE

     Quanta Capital Holdings Ltd., its subsidiaries and affiliates (collectively referred to as "Quanta") and Michael J. Murphy, his heirs, executors, administrators, successors, and assigns (collectively referred to as "Murphy"), agree that:

1. LAST DAY OF EMPLOYMENT. Murphy's last day of employment with Quanta will be
July 25, 2006, herein referred to as the "termination of employment date," and he will be paid all compensation through that date in accordance with Quanta's normal payroll practices. For the purpose of the Consolidated Omnibus Budget
Reconciliation Act ("COBRA"), 29 U.S.C. ss. 1161 et seq., the "termination of employment date" shall serve as the "qualifying event" for Murphy's rights under
COBRA. Murphy shall also resign from any and all positions at Quanta, including his positions on the Quanta Board of Directors, the Boards of Directors of
Quanta subsidiaries on which he serves and as Chairman of the Office of
Strategic Innovation, effective July 25, 2006. Upon the full execution of this
Separation Agreement and General Release (the "Agreement"), Murphy shall execute and deliver to Quanta the resignation letter annexed hereto as Exhibit A.

2. CONSIDERATION. In consideration for signing this Agreement and for compliance with the promises made herein and subject to the conditions contained in this
Agreement, within ten (10) days of the full execution and delivery of this
Agreement, Quanta agrees to make a lump sum payment to Murphy in the amount of two million dollars ($2,000,000.00) and a payment to Christine N. Kearns, Esq.
at Pillsbury Winthrop Shaw Pittman LLP, 2300 N. St. N.W. Washington, D.C. in the
amount of twenty-five thousand dollars ($25,000) for Murphy's legal fees in connection with his separation. Should Quanta execute a letter of intent, or other document to the same effect, for a transaction that would constitute a
"change of control" as defined in Section 1.01 of Murphy's Employment Agreement dated July 17, 2003, as amended ("Employment Agreement"), within 90 days of execution of this Agreement, and should such a transaction thereafter be consummated, Quanta shall pay Murphy the amount he is due pursuant to Section
5.03 of the Employment Agreement, less the $2,000,000.00 set forth above. Such change of control payment shall be made within thirty (30) days of any event that would constitute a "change of control" as defined in the Employment
Agreement.

3. NO CONSIDERATION ABSENT EXECUTION OF THIS AGREEMENT. Murphy understands and agrees that he would not receive the consideration specified in Paragraph 2 above, except for his execution of this Agreement and the fulfillment of the promises contained herein. Murphy agrees and acknowledges that the payment provided to him pursuant to this Agreement exceeds any payment, benefit or other thing of value to which he would otherwise be entitled under any policy, plan or procedure of Quanta or under any prior agreement (written or oral) between him and Quanta.

4. NO REINSTATEMENT OR REEMPLOYMENT. Murphy agrees never to seek reemployment or reinstatement with Quanta or any of its parent corporations, subsidiaries, or affiliated entities. Murphy further agrees that he will not make application or seek employment for any such positions at any time in the future, and agrees that the execution of this Agreement is good and sufficient cause to reject any such application or to terminate him if he obtains such future employment and that such rejection or termination is not and will not be considered by him to be retaliatory. Murphy represents that he

understands that he waives all rights to redress for any rejections of any future applications by him for employment or reinstatement with Quanta as described in this Paragraph.

5. MURPHY'S GENERAL RELEASE OF CLAIMS. For and in consideration of the payments to be made and for other valuable consideration to be provided to Murphy pursuant to this Agreement, Murphy for himself, his heirs, executors, administrators, trustees, legal representatives, successors and assigns
(hereinafter collectively referred to as "Releasors"), hereby knowingly and voluntarily releases and forever discharges Quanta and any of its past, present or future parent entities, partners, subsidiaries, affiliates, divisions, employee benefit and/or pension plans or funds, successors and assigns of each and any of its or their past, present or future officers, directors, attorneys, agents, trustees, administrators, employees, or assigns, in both their representative and individual capacities, (hereinafter collectively referred to as "Releasees") from any and all claims, demands, causes of action, debt or liabilities of any kind (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), whether known or unknown, asserted or unasserted, by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence or other matter (collectively "claims") which Releasors may have against the Releasees, from the beginning of time up to and including the date of the execution of this
Agreement including, but not limited to, any alleged violation of:

Title VII of the Civil Rights Act of 1964, as amended;

The Civil Rights Act of 1991;

Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

The  Employee Retirement Income Security Act of 1974, as amended;

The Immigration Reform and Control Act, as amended;

The Americans with Disabilities Act of 1990, as amended;

The Age Discrimination in Employment Act of 1967, as amended;

The Workers Adjustment and Retraining Notification Act, as amended;

The Occupational Safety and Health Act, as amended;

The Family and Medical Leave Act;

The Fair Labor Standards Act;

The Sarbanes Oxley Act;

The New York Human Rights Act;

The New York City Human Rights Law;

The New York Equal Pay Act;

The New Yorkers with Disabilities Act;

The New York AIDS Testing Law;

New York Wage Payment and Hours Law;

New York Occupational Safety and Health Laws;

New York Statutory Provisions Regarding Retaliation and Discrimination for
Filing a Workers' Compensation Claim;

Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

Any public policy, contract, tort, or common law; or

Any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters.

This Paragraph does not include a release of any rights Murphy may have with respect to any and all rights he has as a Quanta shareholder for claims that arise after Quanta's full performance of the obligations in the Agreement, the
401(k) account he possessed through Quanta, or contractual or common law indemnification, including, but not limited to, Directors & Officers liability coverage.

6. NON-SOLICITATION

     Murphy agrees (either alone or jointly with or on behalf of others whether directly or indirectly) not to, without prior written consent from Martha
Bannerman, Quanta's General Counsel or Carl Sullo, Quanta's Director of Human
Resources, (1) solicit, endeavor to solicit, or cause to be hired any officer or employee of Quanta or its affiliates away from employment with any such entity,
(2) solicit, endeavor to solicit, hire or cause to be hired any person who was an officer or employee of Quanta or its affiliates at the effective date of this
Agreement, or (3) violate, or cause others to violate, the terms of any employment agreement or other written arrangement between any officer or employee and Quanta or any of its affiliates for a period of (1) year from the last day of Murphy's employment with Quanta or its affiliates.

7. AFFIRMATIONS AND COVENANTS. Murphy represents and warrants that, neither he, nor anyone acting on his behalf, has made, filed, is party to, or will make or file any charge, complaint or suit against any of the Releasees with any federal, state or local court or agency. In the event that any action, suit, claim, charge or proceeding is brought by any government agency, putative class representative or other third party against Quanta, Murphy shall, except to the extent required or compelled by law, legal process, or subpoena, refrain from participating, providing assistance, testifying, or producing documents therein.
In the event Murphy is ordered to participate, provide assistance, testify, or produce documents by a court, agency or regulatory authority, Murphy shall only do so after he has given Quanta's General Counsel written notice, together with all supporting legal papers or documents served upon him, within five business days of his receipt of such notice. Murphy further affirms that upon Quanta's full performance of the obligations in the Agreement, he will have been paid and/or will have received all leave (paid and unpaid), compensation, wages, bonuses, commissions, and or benefits to which he may have been entitled and that no other leave (paid or unpaid), compensation, wages, bonuses,

commissions and/or benefits are or will be due to him. . Murphy furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act.

8. CONFIDENTIALITY. Murphy shall hold in a fiduciary capacity for the benefit of
Quanta all secret, proprietary or confidential information, knowledge or data relating to Quanta and its business that he has obtained that is not public knowledge (other than as a result of Murphy's violation of this Paragraph 8)
("Confidential Information"). Moreover, both parties agree to hold the fact and terms of this Agreement as confidential and agree not to disclose the fact or terms of this Agreement except as required by law or regulation. This provision does not prevent Murphy from divulging the fact or terms of this Agreement to his spouse, tax advisor, and/or an attorney with whom Murphy chooses to consult regarding his consideration of this Agreement. Murphy shall not communicate, divulge or disseminate Confidential Information at any time, except with the prior written consent of Quanta or as otherwise required by law or legal process or in the carrying out of his duties under this Agreement. The parties understand and agree that this confidentiality provision is a material term of this Agreement.

9. MUTUAL NON-DISPARAGEMENT. Murphy agrees that he shall not make, participate in the making of, or encourage or facilitate any other person to make, any statements, written or oral, which criticize, disparage, or defame the goodwill, reputation of, or which embarrass Quanta or any of its respective present, former or future directors, officers, executives and/or employees. Murphy further agrees that he shall not make, participate in the making of, or encourage or facilitate any other person to make, any statements, written or oral, which criticize, disparage, or defame the goodwill, reputation of, or which embarrass shareholders. Murphy further agrees not to make any statements, written or oral, relating to the termination of his employment or any non-public and/or confidential aspects of the business of Quanta, except as may be required by internal company investigation, court order or subpoena after providing
Quanta with notice as provided for in Paragraph 7 above. In turn, Quanta agrees that it will use best efforts to not make, participate in the making of, or encourage or facilitate any other person to make, any statements, written or oral, which criticize, disparage, or defame the goodwill, reputation of, or which embarrass Murphy. Quanta further agrees that it will use best efforts not to make any statements, written or oral, relating to the termination of Murphy's employment, except as may be required by internal company investigation, court order or subpoena after providing Murphy with notice. Any alleged breach of this
Section 9 by either Murphy or Quanta shall not be deemed material unless the breach is proven in a court of law. This Paragraph shall not be interpreted to prevent Murphy or Quanta from providing truthful information in accordance with any internal Quanta investigation or to any regulatory, judicial, administrative or other governmental authorities as may be required by law or governmental regulation.

10. COOPERATION. Murphy understands that Quanta may need to contact him to obtain information regarding various business matters. Murphy agrees to respond in a timely and reasonable fashion to Quanta's requests for such information.
Murphy also agrees to cooperate fully with Quanta with respect to any business matter, including but not limited to ongoing or future litigation or investigation, regulatory or otherwise, about which it is reasonably believed that Murphy has knowledge, or with which he was involved, as a result of or during his employment with Quanta. Such cooperation may include, without limitation, providing information, meeting with Quanta representatives, or testifying on Quanta's behalf. Should Murphy be required to retain counsel in connection with the cooperation

described in Paragraph 10, Quanta agrees to pay all of Murphy's reasonable legal fees incurred in furtherance of such cooperation. Quanta reserves the right to approve the necessity for counsel and Murphy's choice of counsel, but agrees that either such approval will not be unreasonably withheld. In addition, Quanta agrees to cooperate with Murphy with respect to producing documents currently maintained on the Environmental Strategies Consulting ("ESC") servers that are related to his unrelated business interests ("IRCC"), which are involved in unrelated litigation. Murphy agrees to pay all costs associated with removing the IRCC documents from the ESC servers, unless Quanta receives a subpoena to do so from a party other than Murphy.

11. RETURN OF PROPERTY. Murphy shall permit a representative of Quanta to inspect any material to be removed from Quanta's offices. By the termination of employment date Murphy shall surrender to Quanta all property of Quanta in his possession, including, without limitation, any and all intellectual property, including models used in Quanta's business, documents, notes, records, manuals, notebooks, computers, computer programs, cellular phones, security key cards, credit cards, keys, pass cards and files, papers, electronically stored information and documents kept or made by Murphy in connection with his employment. Anything to the contrary notwithstanding, and in all cases regardless of whether the information is retained in original form, as a copy, electronically or otherwise, Murphy shall be entitled to retain (a) papers and materials of a personal nature, including, without limitation, photographs, correspondence, personal diaries, calendars and rolodexes, files relating to his personal affairs and personal phone books, (b) information showing his compensation or relating to reimbursement of expenses, (c) information he reasonably believes may be needed for his personal tax purposes, and (d) any and all material he obtained as a member of Quanta's Board of Directors, including, but, not limited to, Board Books. By separate document, Murphy will certify that he has complied with this Paragraph 11 of the Agreement. Should Quanta believe that an item or document has not been returned it shall notify Murphy of such belief in writing and provide Murphy 48 hours from receipt of said notice to return the item or document articulated or make a certification that it has been destroyed or surrendered.

12. RIGHTS AND OBLIGATIONS UNDER EMPLOYMENT AGREEMENT. Murphy acknowledges that, except as provided herein and with respect to any right of indemnity he may have as a former officer and director of Quanta, as of the termination of employment date Murphy has no continuing rights under the Employment Agreement. Murphy further acknowledges that all of his post-employment obligations to Quanta under the Employment Agreement remain in full force and effect.

13. AGREED STATEMENT. Murphy may provide any person or entity inquiring about the nature and cessation of Murphy's employment with Quanta with Exhibit B hereto.

14. COMMUNICATIONS WITH QUANTA. By signing below, Murphy confirms that he does not intend to, and will not, furnish Quanta with any correspondence on any matter relating to Quanta's operations, policies or practices, the circumstances surrounding his resignation, or any matter that he and Quanta believe to require disclosure on a Form 8-K. Quanta intends to file a Current Report on Form 8-K with the Securities and Exchange Commission as soon as practicable. A copy of such current report has previously been provided to Murphy and, pursuant to Item
5.02(a)(3)(ii) of Form 8-K, Murphy will have the opportunity to furnish Quanta, as promptly as possible, with a letter addressed to Quanta stating whether
Murphy agrees with the statements made by Quanta in response to such Item 5.02 and, if not, stating the respects in which Murphy does not agree. By signing below, Murphy confirms that he does not intend to, and will not, furnish Quanta with any such letter with respect to the statements made by Quanta in response to such Item 5.02 of Form 8-K.

15. REVOCATION AND EFFECTIVE DATE. Murphy acknowledges that he: (a) has carefully read this Agreement in its entirety; (b) has had the opportunity to take up to twenty-one (21) days to consider it and to consult with independent legal counsel about it (if he wished to do so), but may execute it at any time during that time period; (c) fully understands the terms and conditions of this
Agreement; and (d) is signing this Agreement knowingly and voluntarily. Murphy may revoke this Agreement for a period of seven (7) calendar days following the day he executes this Agreement. Any revocation within this period must be submitted, in writing, to Carl Sullo, Quanta's Director of Human Resources and
state, "I hereby revoke my acceptance of our Agreement." The revocation must be personally delivered to Mr. Sullo or mailed to Mr. Sullo so that it is delivered to him within seven (7) calendar days of execution of this Agreement. This
Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in New York, the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

16. GOVERNING LAW AND INTERPRETATION. This Agreement shall be governed and conformed in accordance with the laws of the state of New York without regard to its conflict of laws provisions. In the event Murphy or Quanta breaches any provision of this Agreement, Murphy and Quanta affirm that Murphy or Quanta may institute an action to specifically enforce any term or terms of this Agreement.
Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

17. NO ADMISSION OF WRONGDOING. The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by either party of any liability or unlawful conduct of any kind. The parties further agree that this
Agreement may only be used as evidence in a proceeding where one of the parties seeks to enforce or defend or claim a breach of the terms of this Agreement.

18. AMENDMENT. This Agreement may not be modified, altered or changed except upon express written consent of both parties specifically stating the intent to modify this Agreement.

19. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties hereto, and, other than the Stock Purchase Agreement dated July 17, 2003 which remains in full force and effect, fully supersedes any and all prior agreements or understandings between the parties. Murphy acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement, except for those set forth in this Agreement.

     MURPHY HAS BEEN ADVISED THAT HE HAS TWENTY-ONE (21) DAYS TO REVIEW THIS
CONFIDENTIAL AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED TO CONSULT WITH
AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE. HAVING
ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES
AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH 2 ABOVE, MURPHY FREELY AND
KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS CONFIDENTIAL

AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS
MURPHY HAS OR MIGHT HAVE AGAINST QUANTA.

     IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Confidential Agreement and General Release as of the date set forth below:

AGREED AND ACCEPTED:

/s/ Michael J. Murphy
---------------------
MICHAEL J. MURPHY

DISTRICT OF COLUMBIA                )
                                    ) SS.:

     On this 24th day of July 2006, before me personally came Michael J. Murphy known to me to be the person described and who executed the foregoing Agreement and who duly acknowledged to me that he executed the same.

                                               /S/ DAFFNEY T. ARCHER
                                               ---------------------
                                                   NOTARY PUBLIC
QUANTA CAPITAL HOLDINGS LTD.

By:/s/ James J. Ritchie
   ------------------------------
   Name:  James J. Ritchie
   Title:  Chairman of the Board

NEW YORK                   )
                           ) SS.:
NEW YORK                   )

     On this 25th day of July 2006, before me personally came James J. Ritchie known to me to be the person described and who executed the Agreement on behalf of Quanta Capital Holdings Ltd. and who duly acknowledged to me that (s)he executed the same and was duly authorized to do so.

                                               /S/ WALDA DECREUS
                                               -----------------
                                                 Notary Public

                                    EXHIBIT A

                                                                   July 25, 2006

TO WHOM IT MAY CONCERN

     I hereby resign as an officer and a director of the Board of Directors of any and all subsidiaries of Quanta Capital Holdings Ltd. effective on July 25,
2006.

                                               Very truly yours,

                                               MICHAEL J. MURPHY

                                    EXHIBIT B

                               [QUANTA LETTERHEAD]

[DATE]

TO WHOM IT MAY CONCERN:

MICHAEL J. MURPHY WAS A FOUNDING MEMBER OF QUANTA CAPITAL HOLDINGS LTD.
("QUANTA"). HE SERVED AS ITS DEPUTY CHAIRMAN AND CHIEF OPERATING OFFICER FROM
JULY 17, 2003 TO MARCH 18, 2005. AS COO, MR. MURPHY, AMONG OTHER TASKS, MANAGED
AND OVERSAW QUANTA'S HUMAN RESOURCES, INFORMATION TECHNOLOGY, AND COMMUNICATIONS
DEPARTMENTS. FROM MARCH 19, 2005, THROUGH HIS RESIGNATION EFFECTIVE JULY 25,
2006, MR. MURPHY CONTINUED TO SERVE AS DEPUTY CHAIRMAN AND SERVED AS CHAIRMAN OF
THE OFFICE OF STRATEGIC INNOVATION, WHICH CONTRIBUTED TO QUANTA'S MISSION TO
BRING TECHNICAL INNOVATION AND CREATIVE SOLUTIONS TO THE INSURANCE INDUSTRY.
QUANTA APPRECIATED HIS CONTRIBUTIONS.

SINCERELY,

QUANTA CAPITAL HOLDINGS LTD.

BY:
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ITS:
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